CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated January 28, 2015, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 12 to File No. 333-175622; Amendment No. 12 to File No. 811-22583) of Lincoln Advisors Trust of our report dated November 20, 2014, with respect to the financial statements and financial highlights of Presidential Managed Risk 2010 Fund, Presidential Managed Risk 2020 Fund, Presidential Managed Risk 2030 Fund, Presidential Managed Risk 2040 Fund, Presidential Managed Risk 2050 Fund and Presidential Risk Moderate Fund included in the 2014 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 21, 2015